Exhibit 99.1

Bombardier and Spirit AeroSystems Amend Terms of Purchase Agreement, Reduce Net Proceeds Purchase Price to $275 Million and Expect to Close on Oct. 30, 2020

WICHITA, Kan., Oct. 26, 2020 -- Spirit AeroSystems Holdings, Inc. (NYSE:SPR) (the “Company”) today announced that it entered into an amendment (the “Amendment”) to the definitive agreement between Spirit AeroSystems, Inc. (“Spirit”) and Spirit AeroSystems Global Holdings Limited (“Spirit UK”), wholly owned subsidiaries of the Company, and Bombardier Inc., Bombardier Aerospace UK Limited, Bombardier Finance Inc. and Bombardier Services Corporation (collectively, the “Bombardier Sellers”) pursuant to which Spirit UK will acquire the outstanding equity of Short Brothers plc (“Shorts”) and Bombardier Aerospace North Africa SAS (“BANA”), and Spirit will acquire substantially all the assets of the maintenance, repair and overhaul business in Dallas, Texas and assume certain liabilities of Shorts and BANA (the “Acquisition”).

The Amendment reduces the net proceeds purchase price payable to the Bombardier Sellers from $500 million to $275 million. Spirit will continue to make a special contribution of £100 million (approximately $130 million) to the Shorts pension scheme on the first anniversary of closing. On a U.S. GAAP basis, the net pension liabilities of the Shorts pension scheme to be assumed by Spirit are approximately $300 million (measured as of September 30, 2020). Shorts is also a party to a repayable investment agreement with the UK’s Department for Business, Energy and Industrial Strategy, and Spirit will, at closing, assume Shorts’ financial payment obligations under this agreement, which are approximately $290 million on a U.S. GAAP basis (measured as of September 30, 2020). At signing on October 31, 2019, Spirit reported that the Acquisition had a total enterprise valuation of $1,090 million. The Amendment reduces the total enterprise valuation to $865 million.

“This acquisition accelerates our strategic transformation by increasing our Airbus content with the A220 composite wing and growing our aftermarket business,” said Spirit AeroSystems President and Chief Executive Officer Tom Gentile. “The transaction secures Spirit’s position as the world’s leader in composite structures for aircraft and as one of the leaders in integrated wing technologies. As with the rest of the aerostructures industry, performance will be adversely impacted due to COVID-19 for the coming years, but we worked closely with Bombardier on a mutually agreeable price reduction that mitigates this impact. Going forward, we look forward to becoming one of Bombardier’s largest suppliers.”

As of today’s date, the conditions to the closing of the Acquisition have been satisfied. The parties expect to close the Acquisition on Oct. 30, 2020.

On the web: www.spiritaero.com
On Twitter: @SpiritAero

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Contacts:

Media:	Molly Edwards
(316) 523-2479 molly.edwards@spiritaero.com

Investor Relations:	Ryan Avey (316) 523-7040 ryan.d.avey@spiritaero.com

About Spirit AeroSystems Inc.

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.SpiritAero.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, without limitation, the timing and conditions surrounding the return to service of the 737 MAX and any related impacts on our production rate; our reliance on Boeing for a significant portion of our revenues; our ability to execute our growth strategy, including our ability to complete and integrate our announced Bombardier acquisition; our ability to accurately estimate and manage performance, cost, and revenue under our contracts; demand for our products and services and the effect of economic or geopolitical conditions in the industries and markets in which we operate in the U.S. and globally; our ability to manage our liquidity, borrow additional funds or refinance debt; the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers' products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations; and other factors disclosed in our filings with the Securities and Exchange Commission. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.